Exhibit 23.11






                         Consent of Independent Auditors



         We consent to the incorporation by reference in the Registration Statement (Form S-8) of CUC International Inc. pertaining to the CUC International Inc. 1997 Stock Incentive Plan of our report dated February 23, 1996 (except Notes 9 to 11, as to which the date is February 7, 1997), with respect to the combined financial statements of Resort Condominiums International, Inc., its affiliates and subsidiaries for the year ended December 31, 1995 included in the Current Report on Form 8-K/A of HFS Incorporated dated March 27, 1997, filed with the Securities and Exchange Commission.


         /s/ Ernst & Young LLP


         Indianapolis, Indiana
         December 16, 1997